Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:            William Krippaehne Jr. of Fisher Communications, Inc.  206-404-6783

FISHER COMMUNICATIONS ANNOUNCES AGREEMENT TO SELL PORTLAND RADIO STATIONS

SEATTLE, WASHINGTON—MAY 29, 2003—Fisher Communications (NASDAQ:FSCI) today announced that it has signed a definitive agreement to sell its two Portland, Oregon radio stations to Entercom Communications Corp. for $44 million. KWJJ-FM features a Country format and KOTK-AM Talk radio. Entercom will, subject to the ultimate control and authority of Fisher, provide programming and assume responsibility for advertising sales for the two stations effective June 1, 2003 as part of a time brokerage agreement. Kalil & Co., Inc. served as exclusive media broker for Fisher in this transaction.

This sale, which is subject to FCC approval and satisfaction or waiver of closing conditions, is expected to close by end of third quarter 2003. Earlier this year the company announced an agreement to sell its two Georgia television stations: WFXG in Augusta and WXTX in Columbus. This latter transaction is currently under FCC review. Upon closing of the sale of the Georgia stations, all of Fisher’s broadcasting stations will be located in Washington, Oregon, Idaho, and Montana.

Commenting on the transaction as part of its continuing restructuring process, Fisher Communications President and CEO, William W. Krippaehne Jr. said, “Taken together, these sales should help us achieve a considerable portion of our goal to reduce long-term debt by approximately one-half during 2003.”

Fisher Communications, Inc. is a Seattle-based communications and media company focused on creating, aggregating, and distributing information and entertainment to a broad range of audiences. Its 12 network-affiliated television stations are located primarily in the Northwest, and its 28 radio stations broadcast in Washington, Oregon, and Montana. Other media operations currently include Fisher Entertainment, a program production business, as well as Fisher Pathways, a satellite and fiber transmission provider, and Fisher Plaza, a digital communications hub located in Seattle.

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as ‘aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets’ or nouns corresponding to such verbs. Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this press release include, without limitation, the statement regarding the expected closing date of the sale of the Portland radio stations, the statement regarding the closing of the sale of the Georgia stations, and the statement that the sales should help the Company achieve its debt reduction goal. There are many risks and uncertainties that could cause actual results to differ materially from those predicted in our forward-looking statements. Without limitation, these factors include the following: each of the sale of the Portland radio stations and the sale of the Georgia stations is subject to closing conditions and may not occur, or may not occur on terms previously announced, if those closing conditions are not satisfied or waived, and the Company may be unable to meet its debt reduction goal even if the sale of the Portland radio stations and Georgia stations does close due to, among other factors, the weak economy in the Northwest, the possible continuation of a weak advertising market, the possible continued weak performance by the ABC television network, the possibility that the Company’s other restructuring and expense reduction efforts will be unsuccessful and the possibility that the Company may incur additional debt for unanticipated business reasons. Other factors that could cause actual results to differ materially from those predicted in our forward-looking statements are set out in the company’s reports filed with the SEC, including its Quarterly Report on Form 10-Q for the first quarter of 2003, filed on May 15, 2003.